PEROT SYSTEMS CORPORATION
2001 LONG-TERM INCENTIVE PLAN
Sub-Plan of Perot Systems TSI (India) Limited
(formerly called HCL Perot Systems Limited)

PLAN AMENDMENT
     Perot Systems Corporation 2001 Long-Term Incentive Plan Sub-Plan of Perot Systems TSI (India) Limited (formerly called HCL Perot Systems Limited) (the “Plan”), is hereby further amended, effective as of September 20, 2009, as follows:
     1. Section 2(kk) of the Plan is hereby amended by adding the following sentence to the end of said Section to read as follows:
Notwithstanding the foregoing, the “Total Disability” definition in the Parent Plan shall apply to any Awardee who has received a Stock Award is otherwise subject to US taxation when such Stock Award is outstanding by reason of citizenship, residency, treaty, the location where Awardee provides services or otherwise (“US Participant”).
     2. Section 11(c) of the Plan is hereby amended by adding the following sentence to the end of said Section to read as follows:
Notwithstanding the foregoing and except as otherwise provided for by the Administrator in the Award Agreement, if a US Participant ceases to be an Employee as a result of the US Participant’s Total Disability, the US Participant’s Stock Award shall immediately vest with respect to all Shares covered by such Stock Award.
     3. Section 11(d) of the Plan is hereby amended by deleting the first sentence of said Section in its entirety and substituting in lieu thereof the following:
Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Employee as a result of his or her death, or such Awardee dies while the Awardee has a Total Disability to which Section 11(c) applies (provided such Awardee is not a US Participant), the Awardee’s Stock Award shall immediately vest with respect to all Shares covered by such Stock Award.
     4. This Plan Amendment is intended to benefit the holders of outstanding Awards and shall not be deemed to impair the rights of the holder under any such Award. Except as modified by this Plan Amendment, all the terms and provisions of the Plan, as previously amended and restated, shall continue in full force and effect.
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     IN WITNESS WHEREOF, Perot Systems Corporation has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 30th day of September, 2009.

PEROT SYSTEMS CORPORATION
By:	/s/ John E. Harper

Title:	Vice President and Chief Financial Officer